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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO MUNICIPAL PREMIUM INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Premium Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                          Votes     Votes
     Matter                                                For     Against
     ------                                             ---------- -------
     (1). James T. Bunch............................... 15,093,776 707,913
          Bruce L. Crockett............................ 15,107,199 694,490
          Rodney F. Dammeyer........................... 15,132,533 669,156
          Jack M. Fields............................... 15,164,558 637,131
          Martin L. Flanagan........................... 15,109,455 692,234
          Carl Frischling.............................. 15,103,225 698,464

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen Municipal Opportunity Trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                             Votes    Votes   Votes   Broker
  Matters                                     For    Against Abstain Non-Votes
  -------                                  --------- ------- ------- ---------
  (1). Common Shares...................... 9,081,399 304,231 290,743 6,247,623
       Preferred Shares...................       575       0       0         0

  (2). Common Shares...................... 8,925,313 432,393 318,667 6,247,623
       Preferred Shares...................       575       0       0         0